Exhibit 99.1

Anthem’s Board Welcomes Ryan Schneider as New Director

INDIANAPOLIS – October 1, 2019 – The Board of Directors of Anthem, Inc. (NYSE: ANTM) announced that Ryan Schneider has joined the Board.

With more than two decades of leadership experience in the financial sector, Mr. Schneider’s record of accomplishment demonstrates his strategic expertise in rapidly changing consumer business areas including product design, high impact marketing, big data and risk management excellence. His experience in leading a significant digital transformation in the financial services industry will be an asset to Anthem’s Board as they guide the company to achieve its mission of simplifying healthcare and improving lives and the communities it serves.

Mr. Schneider, 49, is the Chief Executive Officer for Realogy Holdings Corporation (NYSE: RLGY), a global leader in residential real estate franchising and brokerage. Prior to joining Realogy, he served as President for Capital One’s Card division, where he was responsible for U.S., U.K., and Canada credit card businesses. He also previously served as a partner at McKinsey and Company focused on its financial services clients. Mr. Schneider currently serves on the board of directors of Realogy Holdings Corporation and previously served on the board of directors of Capital One Bank (USA) N.A.

“We are pleased to welcome Ryan to our Board of Directors,” said Elizabeth Tallett, Chair, Anthem Board of Directors. “His extensive background in the financial industry and his demonstrated leadership skills in transforming organizations, driving results and developing world class teams will provide valuable insight to our Board as the Company continues to focus on successfully delivering affordable, innovative, quality products for consumers.”

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 78 million people, including over 40 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.